CONSENT OF ATTORNEYS


      This office represents Medcom USA, Incorporated. Reference is made to the Registration Statement of Medcom, whereby certain Selling Shareholders propose to sell up to 7,898,176 shares of Medcom's common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

      We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.


Very truly yours,

HART & TRINEN
William T. Hart

Denver, Colorado
May 16, 2001